EXHIBIT 10.8
INDEMNIFICATION AGREEMENT
THIS INDEMNIFICATION AGREEMENT (the “Agreement”), dated as of July 2, 2010, is by and among United America Indemnity Ltd. , an exempted company incorporated and registered in the Cayman Islands (the “Company”) and Fox Paine Capital Fund II International L.P., a Cayman Islands exempted limited partnership (“Fox Paine”) that owns shares having a majority of the voting power of the shares of the Company through one or both of U.N. Holdings (Cayman), Ltd. and U.N. Holdings (Cayman) II, Ltd., each a Cayman Islands company.
W I T N E S S E T H
WHEREAS, the Company has been advised that its current corporate structure can be enhanced by replacing it with Global Indemnity plc (“GI plc”) as the parent company (the “Restructuring”);
WHEREAS, in order to effect the Restructuring, it was decided (a) to form GI plc as a subsidiary of the Company, with six (6) shares of GI plc held by others in trust for the benefit of the Company, and (b) to implement a scheme of arrangement under the laws of the Cayman Islands (the “Scheme of Arrangement) pursuant to which (i) all outstanding Class A and Class B common shares of the Company would be cancelled and the Company would issue to GI plc all of its outstanding common shares, (ii) GI plc would issue Class A and Class B ordinary shares on a one-for-two basis to owners of the Class A and Class B common shares of the Company that have been cancelled, with cash being paid in lieu of fractional ordinary shares, and (iii) all previously outstanding ordinary shares of GI plc would be reclassified as non-voting deferred shares, after which the Company would file an election to be treated as an entity disregarded from GI plc for U.S. federal income tax purposes effective two days following the effective time of the Scheme of Arrangement (collectively, the “Transaction”);
WHEREAS, one or more persons who either directly or indirectly own an interest in Fox Paine will own (or may be treated as owning for purposes of Treasury Regulation section 1.367(a)-3(c)(5)(ii)) five (5) percent or more of either the voting power or value of the shares of GI plc after the Transaction (the “Partners”);
WHEREAS, Fox Paine, the Partners, the Company and GI plc intend the Transaction to qualify as a reorganization of the Company described in Section 368(a)(1)(F) and a reorganization of GI plc described in Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).
WHEREAS, the Partners should not be required, solely as a result of the Transaction, to enter into agreements to recognize gain in accordance with Treasury Regulation section 1.367(a)-8 (“GRAs”);
WHEREAS, GI plc and its subsidiaries may engage or be treated for U.S. federal income tax purposes as engaging in certain internal restructuring transactions after the Transaction that could require the Partners to enter into GRAs in order to preserve the nonrecognition of some or all of the gain realized by the Partners as a result of the Transaction;

WHEREAS, after completion of the Transaction, transfers of GI plc shares may be subject to Irish stamp duty, currently imposed at a rate equal to one (1) percent of the greater of the price paid and the fair market value of the shares transferred; and
WHEREAS, in connection with the Transaction, the Company and Fox Paine wish to enter into an agreement regarding certain rights and obligations with respect to (i) triggering events under any such GRAs in accordance with Treasury Regulation section 1.367(a)-8 and (ii) payment of Irish stamp duty.
NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:
1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(a)	“Actually Realized” with respect to tax savings, shall mean the time that any refund of taxes is actually received or applied against other taxes due, or the time of the filing of a tax return on which a loss, deduction or credit or increase in basis is applied to reduce the amount of taxes that would otherwise be payable.

(b)	“Affiliate” has the meaning specified in Rule 12b-2 of the Exchange Act.

(c)	“Articles” means the Articles of Association of GI plc.

(d)	“Closing” means the Scheme of Arrangement becoming effective.

(e)	“Closing Date “ means the date on which the Closing occurs.

(f)	“Code” has the meaning specified in the recitals to this Agreement.

(g)	“Company” has the meaning specified in the recitals to this Agreement.
(h)	“Company Assets” means the assets of the Company immediately prior to the Closing.
(i)	“Controlled Asset Transfer” means a transfer by GI plc of all or a portion of the Company Assets to a corporation controlled (within the meaning of section 368(c) of the Code) by GI plc, as described in Treasury Regulation section 1.367(a)-3(d).

(j)	“Controlled Transferee” means the transferee corporation receiving Company Assets from GI plc pursuant to a Controlled Asset Transfer.
(k)	“Controlled Transferee Stock” means any stock received, or treated for U.S. federal income tax purposes as received, by GI plc in exchange for all or a portion of the Company Assets pursuant to a Controlled Asset Transfer.
(l)	“Disposition of Company Assets” means one or more sales or other transfers that would constitute a disposition for any purpose of the Code and the Treasury Regulations thereunder, within the period beginning immediately after the Closing and ending five years after the last day of the taxable year that includes the Closing Date, by a Controlled Transferee of all or substantially all of the Company Assets acquired by it in the Controlled Asset Transfer other than (A) in the ordinary course of business, or (B) in a transfer (i) in which gain or loss will not be required to be recognized under U.S. federal income tax principles provided that such transfer would not be a triggering event under Treasury Regulation section 1.367(a)-8, (ii) in which the transferee agrees, with respect to any subsequent transfer of such Company Assets, to be subject to the same obligations as apply to the Company and the Controlled Transferee under this Agreement with respect to transfers of such Company Assets, (iii) in which the Controlled Transferee agrees not to transfer the interest received in exchange for the Company Assets transferred except in a transaction that would satisfy the requirements of clauses (i), (ii) and (iv) in the definition of Disposition of Controlled Transferee Stock, and (iv) in which the Controlled Transferee (and any other recipient of an interest described in clause (iii)) agrees to notify the Notice Persons of any transfer described in clause (iii) in the manner required by Section 4 of this Agreement.
(m)	“Disposition of Controlled Transferee Stock” means a sale or other transfer that would constitute a disposition for any purpose of the Code and the Treasury Regulations thereunder, within the period beginning immediately after the Closing and ending five years after the last day of the taxable year that includes the Closing Date, (A) by GI plc of Controlled Transferee Stock or (B)(x) by GI plc of any interest received in exchange for Controlled Transferee Stock in a transaction that satisfies the requirements of clauses (i)-(iv) of this definition or (y) by the Controlled Transferee of any interest(s) received in exchange for all or substantially all of the Company Assets acquired by it in the Controlled Asset Transfer in a transaction that satisfies the requirements of clauses (i)-(iv) of the definition of Disposition of Company Assets (any such interests received, the “Exchange Interests”), in any manner other than in a transaction: (i) in which all the Controlled Transferee Stock or all the Exchange Interests are transferred to a single transferee; (ii) in which such transferee of the Controlled Transferee Stock or Exchange Interests agrees to be subject to the same obligations as apply to the Company under this Agreement; (iii) in which GI plc (or any other transferor that has agreed to be subject to the same obligations as apply to the Company under this Agreement) agrees not to transfer the interest received in exchange for the Controlled Transferee Stock or Exchange Interests transferred except in a transaction that satisfies the requirements of clauses (i), (ii) and (iv) of this sentence and to notify the Notice Persons of any such transfer in the manner required by Section 4 of this Agreement; and (iv) with respect to which gain or loss will not be required to be recognized by GI plc (or by any transferor of the Exchange Interests that agreed to be subject to the same obligations as apply to the Company under this Agreement) under U.S. federal income tax principles provided that such transfer would not be a triggering event under Treasury Regulation section 1.367(a)-8.
(n)	“DTC” means the Depository Trust and Clearing Corporation.

(o)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

(p)	“Exchange Interests” has the meaning specified in Section 1(m).

(q)	“Fox Paine” has the meaning specified in the recitals to this Agreement.

(r)	“GI plc” has the meaning specified in the recitals to this Agreement.

(s)	“GRA” has the meaning specified in the recitals to this Agreement.

(t)	“GRA Partner” has the meaning specified in Section 4(b).

(u)	“IRS” means the United States Internal Revenue Service.

(v)	“Notice Person” has the meaning specified in Section 14.

(w)	“Opinion” has the meaning specified in Section 4(c).

(x)	“Partners” has the meaning specified in the recitals to this Agreement.

(y)	“Restructuring” has the meaning specified in the recitals to this Agreement.

(z)	“Scheme of Arrangement” has the meaning specified in the recitals to this Agreement.
(aa)	“Transaction” has the meaning specified in the recitals to this agreement.

(bb)	“Transferee” means a person that is the transferee of Class A or Class B ordinary shares of GI plc transferred by Fox Paine or its Affiliates.
(cc)	“Treasury Regulations” means the final and temporary (but not proposed) tax regulations promulgated under the Code, as such regulations may be amended from time to time.
2. Representations and Warranties.
(a) Fox Paine. Fox Paine represents and warrants to the Company that: (i) Fox Paine is duly authorized to execute, deliver and perform this Agreement; and (ii) this Agreement has been duly executed by Fox Paine and is a valid and binding agreement of Fox Paine, enforceable against Fox Paine in accordance with its terms.
(b) The Company. The Company represents and warrants to Fox Paine that: (i) the Company is duly authorized to execute, deliver and perform this Agreement; and (ii) this Agreement has been duly executed by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.
3. U.S. Federal Income Tax Treatment of the Transaction. The Company and Fox-Paine shall treat, and the Company shall cause GI plc to treat, the Transaction as a reorganization of the Company described in Section 368(a)(1)(F) and a reorganization of GI plc described in Section 368(a)(1)(E) of the Code for all U.S. federal income tax purposes.
4. Notification Requirements.
(a) The Company shall provide Fox Paine with prior written notice before GI plc effects a Controlled Asset Transfer that could reasonably be expected to give rise to an obligation of a Partner to file a GRA in order to preserve nonrecognition of gain realized by such Partner as a result of the Transaction. Such notification shall be provided 30 business days prior to the closing of such Controlled Asset Transfer and shall include (i) a description of the Controlled Asset Transfer, including the amount and nature of the property to be transferred, a description of the amount of cash and the class, amount and characteristics of the stock or securities received in the transfer, and the date on which such transfer is to take place; (ii) the name, address and United States taxpayer identification number (if any) of the Controlled Transferee, (iii) the applicable section of the Code which provides for non-recognition treatment with respect to such Controlled Asset Transfer, if any; and (iv) any other information requested by Fox Paine or the Partner that is reasonably necessary for the Partner to file a properly completed GRA.

(b) Fox Paine shall provide the Company in writing the name and address of a Partner promptly after such Partner has filed a GRA pursuant to Treasury Regulation section 1.367(a)-8 (hereinafter, a “GRA Partner”). A Partner shall not file a GRA with respect to the Transaction unless (i) Fox Paine or such Partner has been notified of a Controlled Asset Transfer pursuant to Section 4(a) or (ii) such filing is based on the advice of such Partner’s tax counsel or accountant, provided that the Partner shall not file a GRA if the Company delivers or causes to be delivered to the Partner a written opinion from a nationally recognized law or accounting firm concluding that at least “substantial authority” exists for the position that such filing is not necessary to avoid gain recognition pursuant to Section 367 of the Code. Before filing a GRA in a circumstance where the Company has not provided notice pursuant to Section 4(a), a Partner shall first notify the Company of the basis for its filing a GRA and shall give the Company a reasonable opportunity to provide such opinion. If a taxing authority asserts that a GRA was required for a transaction for which no GRA was filed, such contest and any resulting tax liability shall be governed as provided by Sections 5(a), (b), (c) and (d).
(c) The Company shall (or shall cause a Controlled Transferee to) notify Fox Paine of any sale or other transfer that would constitute a disposition for U.S. federal income tax purposes, within the period beginning immediately after the Closing and ending five years after the last day of the taxable year that includes the Closing Date, (i) by GI plc of any Controlled Transferee Stock or Exchange Interests or (ii) (A) by a Controlled Transferee, (B) by one or more other transferees of Company Assets, or (C) by both a Controlled Transferee and one or more such transferees, (whether in one or a series of transactions) of any Exchange Interests or of all or substantially all of the Company Assets acquired by such transferee other than in the ordinary course of business. Such notification shall be provided 30 business days prior to the closing of such disposition transaction and shall include (x) a description of the disposition, including the amount and nature of the property to be transferred, a description of the class, amount and characteristics of the stock or securities received in the transfer (if any), and the date on which such transfer is to take place, (y) the name, address and United States taxpayer identification number (if any) of the transferee and (z) with respect to any disposition as to which gain or loss will not be required to be recognized under U.S. federal income tax principles, the applicable section of the Code which provides for such non-recognition treatment. The Company shall cause GI plc not to (and shall cause the Controlled Transferee or other transferee not to) consummate such disposition unless (i) it first provides to Fox Paine a written opinion of a nationally recognized law or accounting firm reasonably acceptable to Fox Paine stating that the transaction should not constitute a “triggering event” pursuant to Treasury Regulation section 1.367(a)-8 that would cause a GRA Partner to recognize some or all of the gain not recognized by such GRA Partner with respect to the Transaction as a result of entering into the GRA (an “Opinion”) or (ii) it confirms in writing that it will indemnify the GRA Partners pursuant to Section 5(a) (for the avoidance of doubt, as modified by Sections 5(b) and 5(c)). If such Opinion is provided by the Company, neither Fox Paine nor any GRA Partner shall treat such transfer as giving rise to a triggering event. In connection with any transfer for which notice was given under Section 4(a) or for which an Opinion was provided under Section 4(c), Fox Paine and each GRA Partner shall comply with any GRA requirements (including, filing a new GRA) necessary to avoid a triggering event under Treasury Regulation section 1.367(a)-8 in connection with such transfer and such Opinion may include an assumption that Fox Paine and each GRA Partner have complied with specifically enumerated GRA requirements necessary to avoid recognition of gain. The Company shall provide Fox Paine with information regarding all events that could affect the GRA, including triggering events and other gain recognition events as provided by Treasury Regulation section 1.367(a)-8(c)(2)(iv).
5. Indemnification.
(a) Subject to the conditions of Section 5(b), (c), and (d), the Company shall reimburse and indemnify each Partner for, and hold each Partner harmless on an after-tax basis against, any increase (determined on a with and without basis) in the Partner’s United States federal, state or local income tax liability (including any interest or penalties relating thereto, except to the extent such interest or penalties arise from a failure of any Partner to promptly (i) notify the Company that the applicable taxing authority (if any) has made a claim or (ii) pay such tax liability after the Company has paid to the Partner the amount required by this Section 5(a)) and reasonable attorneys’ fees (except as provided below under Section 5(d)), actually incurred by such Partner as a result of (i) in the case of a GRA Partner, any Disposition of Company Assets or Disposition of Controlled Transferee Stock and (ii) in the case of a Partner that is not a GRA Partner, a failure to file a GRA with respect to the Transaction if (x) the Company fails to give notice under Section 4(a) or (y) the Partner received an opinion pursuant to Section 4(b) to the effect that there was at least “substantial authority” that no GRA was required with respect to the Transaction; provided, for the avoidance of doubt, the Company shall be under no obligation to reimburse and indemnify a Partner to the extent the Partner failed to file a GRA after receiving notification pursuant to Section 4(a), unless such partner received an opinion pursuant to Section 4(b).
(b) The Company shall be under no obligation to reimburse and indemnify a Partner pursuant to Section 5(a) or Section 5(e) unless such Partner shall have agreed to promptly pay when Actually Realized to the Company the amount of (i) any refunds of amounts paid by the Company to such Partner hereunder to the extent such refunds result from a determination, as applicable, that no GRA was required to be filed or any existing GRA was not triggered, and (ii) any United States federal, state or local tax savings Actually Realized by such Partner as a direct or indirect result of a transaction for which an indemnification payment was made by the Company as described in Section 5(a) (increased by any further tax savings as a result of any payment by such Partner under this Section 5(b)); provided, that such Partner shall not be required to pay the Company amounts of any refunds or tax savings to the extent they exceed the sum of all payments made by the Company to such Partner under Section 5(a). For the avoidance of doubt, such tax savings shall be determined on a with and without basis and shall include (but not be limited to) any tax benefit Actually Realized that is attributable to (i) an increase in tax basis in the shares of GI plc and/or interests in any pass-through entity which directly or indirectly owns such stock and (ii) the deductibility of any payments for which indemnification is sought pursuant to Section 5(a).

(c) Any request by a Partner for reimbursement or indemnification under Section 5(a) above shall be delivered to the Company in writing and shall set forth in reasonable detail a description of the basis for the request and the amount payable to such Partner and the nature and amount (to the extent it can be determined at such time) of any tax benefits or potential tax benefits for which the Partner may be required to pay the Company pursuant to Section 5(b). Fox Paine and the Partners will cooperate with the Company’s reasonable requests to determine any tax benefits that are Actually Realized (including providing the Company with the relevant with and without calculations) and agree to notify the Company promptly upon a sale of the stock of GI plc or an interest in a pass-through entity which directly or indirectly owns such stock or otherwise upon determining that a tax benefit has been Actually Realized. At the Company’s request, the amount payable to a Partner by the Company, or by a Partner to the Company, under this Section 5 shall be verified and certified by a nationally recognized firm of independent U.S. accountants mutually acceptable to the Company and such Partner. The Company shall pay the fees of such accountants, and such Partner and the Company shall cooperate in good faith with such accountants.
(d) In the event that a taxing authority asserts that a transfer gives rise to a tax liability for which a Partner would be entitled to reimbursement or indemnification pursuant to Section 5(a), the Company shall be under no obligation to reimburse and indemnify such Partner unless (i) such Partner promptly informs the Company of any such claim made by the taxing authority; (ii) such Partner agrees to contest in good faith such claim and any adverse judicial decision relating thereto (provided that there is a realistic possibility of success for such contest in the good-faith determination of the Partner based on advice received by the Partner from a nationally recognized law or accounting firm reasonably acceptable to the Company and such Partner and the Company pays the amount of any tax (including penalties and interest required to be paid by the Company hereunder) or posts any bond required under applicable law to be paid or posted in order to contest such claim in the forum chosen by the Partner); (iii) such Partner consults in good faith with the Company and allows the Company reasonable opportunity to participate in such tax contest; and (iv) such Partner does not pay, discharge, settle, compromise, litigate, or otherwise dispose (collectively, “dispose”) of such claim without obtaining the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed, provided, however, the Partner may dispose of any claim for which it has determined there is no realistic possibility of success in accordance with (ii) above without the prior written consent of the Company. The Company shall pay all of its own costs and expenses, as well as all reasonable out-of-pocket costs and expenses of such Partner, incurred in connection with such contest; provided, for the avoidance of doubt, the Company shall only pay such amounts to the extent they relate to the tax liability for which the Partner would be entitled to indemnification hereunder; provided, further, the Company shall not be liable for costs or expenses relating to the legal or other advisors of Fox Paine or the Partners if the Company has notified Fox Paine of a sale or other transfer pursuant to Section 4(c) that would be a triggering event and for which the Company has agreed to indemnify the GRA Partners pursuant to Section 4(c) and such Partner does not report such triggering event on its tax return.

(e) To the extent that Fox Paine and its Affiliates convert or dispose of their Class B ordinary Shares (i) in the manner set out in Section 6 below, or (ii) pursuant to any other procedures established by the Board of Directors pursuant to Section 3(d)(ii) of the Articles (unless Fox Paine, in accordance with such Section, has notified the Company of its unwillingness to have such Class B ordinary shares converted so as to be redeemable), the Company shall reimburse and indemnify Fox Paine and its Affiliates and the Transferees for, and hold Fox Paine and its Affiliates and their Transferees harmless on an after-tax basis against, any Irish stamp duty (including any interest or penalties relating thereto, except to the extent such interest or penalties arise from a failure of Fox Paine or its Affiliates, or the Transferees, to promptly pay such tax liability after the Company has paid to such person the amount required by this Section 5(e)) arising on such conversion or disposal. The Company shall not be required to reimburse or indemnify Fox Paine, its Affiliates or the Transferees for any such Irish stamp duty (or any interest or penalties relating thereto) unless (i) the Irish taxing authority has asserted that such Irish stamp duty is due and payable and Fox Paine, its Affiliates or the Transferees have promptly notified the Company that the Irish taxing authority has made such a claim; or (ii) there has been a change of law (or the official interpretation of the law), after the date hereof, such that Irish stamp duty arises on a conversion or disposal of shares effected by taking the steps set out in Section 6 below. The Company at its own expense may control any proceeding with the Irish taxing authority related to such claim, provided that there is a realistic possibility of success for such contest in the good-faith determination of the Company based on advice received by the Company from a nationally recognized law or accounting firm reasonably acceptable to the Company and Fox Paine, its Affiliates or the Transferees, as applicable. For the avoidance of doubt, any refund of Irish stamp tax indemnified or reimbursed by the Company hereunder shall be for the Company’s account.
6. Procedures Applicable to Transfer and Conversion.
Fox Paine, its Affiliates, and the Transferees shall be entitled to reimbursement and indemnity pursuant to Section 5(e) to the extent they convert their Class B ordinary shares into Class A ordinary shares and/or dispose of their Class B ordinary shares in the following manner, unless agreed in writing in advance by the Company. If Fox Paine, an Affiliate or Transferee provides written notice to the Company of a proposed transfer of Class B ordinary shares or a proposed conversion of Class B ordinary shares into Class A ordinary shares, the Company shall provide notice to Fox Paine and its Affiliates that such conversion or transfer must comply with the procedures set forth in this Section 6 as a condition to reimbursement and indemnity of Irish stamp duty pursuant to Section 5(e).
(a) Where Fox Paine or one of its Affiliates (the “Converter”) wishes to convert Class B ordinary shares into Class A ordinary shares, this will be effected by the Company redeeming the relevant Class B ordinary shares and issuing the same number of new Class A ordinary shares in the name of Cede & Co (to be held in DTC on behalf of the Converter) as permitted by Article 3(d)(ii)(A) of the Articles;
(b) Where Fox Paine or one of its Affiliates (the “Transferor”) wishes to convert Class B ordinary shares into Class A ordinary shares with a view to a sale or other transfer of the Class A ordinary shares to a Transferee which neither holds Class B ordinary shares nor is an Affiliate of Fox Paine, this will be effected by the Company redeeming the relevant Class B ordinary shares and issuing the same number of new Class A ordinary shares in the name of Cede & Co (to be held in DTC on behalf of the Transferor) and by the Transferor transferring those new Class A ordinary shares to the Transferee through DTC, as permitted by Article 3(d)(ii)(A) of the Articles; and

(c) Where Fox Paine or one of its Affiliates wishes to sell or transfer Class B ordinary shares and a Transferee either (A) is a nominee or Affiliate of Fox Paine and such transfer will not result in a change of beneficial ownership (as determined under 13d-3 under the Exchange Act) or (B) is already a holder of Class B ordinary shares, this will be effected by the Company redeeming the relevant Class B ordinary shares and issuing the same number of new Class B ordinary shares in the name of the Transferee, as permitted by Article 3(d)(ii)(B) of the Articles.
7. Operational Rules. For purposes of this Agreement, (A) the assets of an entity disregarded from its direct or indirect owner for U.S. federal income tax purposes shall be treated as held by such owner and (B) a sale or other disposition (i) by any entity disregarded from its direct or indirect owner for U.S. federal income tax purposes shall be treated as a sale or other disposition by such owner and (ii) of any entity disregarded from its direct or indirect owner for U.S. federal income tax purposes shall be treated as a sale or other disposition of the assets of such entity by such owner.
8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to the conflict of laws principles or rules thereof).
9. Submission to Jurisdiction; Waiver of Immunity. Each party hereto, on behalf of itself and its successors and assigns, hereby irrevocably (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in such district solely for the purpose of any action, suit or proceeding commenced to resolve any dispute that arises out of this Agreement (b) waives any objection which it may now or hereafter have to the venue of any such action, suit or proceeding, and (c) irrevocably waives any immunity from jurisdiction to which it might otherwise be entitled in any such action, suit or proceeding which may be instituted in any state or federal court in the State of New York, and irrevocably waives any immunity from the maintaining of an action against it to enforce any judgment for money obtained in any such action, suit or proceeding and, to the extent permitted by applicable law, any immunity from execution.
10. Additional Parties. No party hereto shall assign its rights or obligations hereunder without the prior written consent of the other party, except that Fox Paine’s rights and obligations shall inure to the benefit of and be binding upon each Partner and any person who shares or succeeds to such Partner’s tax liability as a matter of law. (A) Each of the Partners and (B) with respect to and as set forth in Section 5(e), each of the Affiliates of Fox Paine and the Transferees, is an express third party beneficiary of the Agreement with rights to enforce the obligations of the Company; provided, that, no such person shall be entitled to exercise any rights hereunder unless at the time such rights are exercised, such person at the request of the Company agrees in writing that it shall be bound by any and all obligations applicable to such person under this Agreement.

11. Effective Date. This Agreement shall become effective at the Closing.
12. Timing of Payments. All payments required to be made pursuant to Section 5(a) shall be made by the Company to the Partner no later than 5 business days before such payment is required to be paid to a taxing authority. All payments required to be made pursuant to Section 5(b) shall be made by the Partner to the Company no later than 5 business days after a tax benefit is Actually Realized. All payments of expenses required to be made pursuant to Section 5(d) and 5(e) shall be made by the Company to the Partner, Fox Paine or its Affiliates, or the Transferee, as applicable, as soon as practicable but in any event no later than twenty (20) days after written demand is presented to the Company.
13. Currency of Payments. All payments to be made to any party under any of the provisions hereof shall be made in U.S. Dollars.
14. Notices. All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be (a) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (b) transmitted by hand delivery, (c) transmitted by facsimile or (d) sent by overnight courier, addressed as follows (each such addressee a “Notice Person”):
if to the Company, to:
United America Indemnity Ltd.
Walker House,
87 Mary Street,
George Town, Grand Cayman
KY1-9005, Cayman Islands
Attn: Larry A. Frakes
With a copy to
United America Indemnity Group, Inc.,
Three Bala Plaza East, Suite 300,
Bala Cynwyd, PA 19004.
If to Fox Paine or its Affiliates, to:
Fox Paine Capital Fund II International L.P.
Suite 150
3500 Alameda de las Pulgas
Menlo Park, CA 94025

With a copy to:
Fox Paine & Company, LLC
Suite 150
3500 Alameda de las Pulgas
Menlo Park, CA 94025
Att’n: Saul A. Fox
Fax: +1 (650) 295-4045
And a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C. 20005-2111
Att’n: Paul W. Oosterhuis
Fax: +1 (202) 661-8232
15. Miscellaneous. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may not be amended, modified or supplemented except in writing signed by the Company and, insofar as it applies to Fox Paine and its Affiliates or the Partners, by Fox Paine. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect, unless such action would substantially impair the benefits to either party of the remaining provisions of this Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.
IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be executed, as of the date and year first above written.

UNITED AMERICA INDEMNITY LTD.
By:	/s/ Larry A. Frakes
	Name:	Larry A. Frakes
	Title:	President and Chief Executive Officer

FOX PAINE CAPITAL FUND II INTERNATIONAL L.P., acting by Fox Paine Capital International GP L.P., its general partner, acting by Fox Paine International GP, Ltd., its general partner
By:	/s/ Saul A. Fox
	Name:	Saul A. Fox
	Title:	Director

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